Exhibit 99.2

For Further Information

Spacelabs Healthcare, Inc

Jeremy	Norton – Director of Investor Relations

12525 Chadron Ave

Hawthorne CA 90250

(310) 717 9182

Hogarth Partnership

Melanie Toyne-Sewell, Fiona Noblet, Charlie Field

0207 645 3958

SPACELABS HEALTHCARE TO ACQUIRE CARDIAC BUSINESS FROM FERRARIS

GROUP PLC

•	Acquisition Expected to be Accretive for Company as Synergies Realised

HAWTHORNE, Calif.—(BUSINESS WIRE)—June 29, 2006: Spacelabs Healthcare, Inc. (LSE: SLAB) (“Spacelabs”) today announced that is has entered into an agreement with Ferraris Group plc (LSE: FER) (“Ferraris”) to acquire the share capital of Del Mar Reynolds Limited and Del Mar Reynolds Medical, Inc. (collectively, “DMR”) representing Ferraris’ Cardiac Division.

Under the terms of the agreement, Spacelabs will pay Ferraris approximately £14 million, subject to an adjustment of plus or minus £1 million based upon revenue and EBITDA results for DMR for the 13 month period ended September 30, 2006. In addition, there is a further earn-out provision whereby Spacelabs would potentially pay Ferraris up to £5 million if DMR achieves certain revenue targets in fiscal 2007. Any further earn-out shall be satisfied, at Spacelabs’ discretion, either in cash or by the allotment and issue of Spacelabs shares.

Spacelabs intends to finance the proposed acquisition through a senior credit facility.

Del Mar Reynolds is a global developer, manufacturer and seller of cardiac monitoring systems including Holter recorders, ECG, Stress Systems and related software and services under the trading names, “Del Mar Reynolds”, “Hertford Cardiology”, and “Hertford Medical”. In addition, DMR operates a Core Lab business that provides clinical trial services to pharmaceutical companies and clinical research organizations.

Spacelabs’ CEO, Mr. Deepak Chopra, stated, “We look forward to welcoming the customers, vendors and employees of DMR into Spacelabs Healthcare. We believe DMR will be a positive contributor to the growth plans of Spacelabs as we provide added scale to expand DMR’s sales opportunities. The acquisition would allow us to broaden upon our patient monitoring product offering within the hospital market while essentially doubling the size and geographic presence of our Clinical Trials business. This transaction reaffirms our commitment and strategy to aggressively grow our business.”

Mr. Chopra, further commented, “We are extremely pleased with the performance of our healthcare business and expect that our fiscal 2006 healthcare revenue will grow at a double digit rate driven primarily by the strong operating performance of our patient monitoring business in the U.S. market. As a result, we anticipate strong bottom line growth compared to the prior year.”

Spacelabs expects that the proposed acquisition will provide the following benefits to its overall operations:

•	Expanded product offerings to the hospital market:

DMR’s cardiac monitoring systems can be marketed to hospitals in conjunction with Spacelabs’ core products of patient monitoring solutions and anesthesia delivery systems.

•	Integration of IT components among product lines:

The product lines of both Spacelabs and DMR include advanced IT components, providing opportunities for enhanced connectivity between product lines.

•	Strengthened geographic presence in the UK and German markets:

DMR is a leader in both the UK and Germany in cardiac monitoring markets; its presence and connections to hospitals in these markets is expected to augment Spacelabs’ ongoing sales efforts in these territories.

•	Enhanced Core Lab business for clinical trials:

Both Spacelabs and DMR operate clinical trials core lab service businesses (Spacelabs operating primarily in the U.S. market and DMR operating primarily in the European market); in combination, they expect this business to achieve greater critical mass.

•	Synergistic savings

Synergies are expected to be realized by leveraging upon Spacelabs’ existing global sales and distribution channels and through utilization of its manufacturing capabilities, global supply chain and existing support infrastructure.

According to the unaudited financial information provided by Ferraris, DMR generated sales of £21.2 million with earnings before depreciation and amortisation of £3.8 million and profits before taxation of £1.8 million. As at 31 August 2005 the gross assets attributable to DMR were £28 million (including goodwill of £18 million). In the six months ended 28 February 2006, DMR generated sales of £9.8 million with earnings before depreciation and amortisation of £0.4 million and a loss before taxation of £40,000. The Company expects that once the identified synergies and efficiencies have been realized the acquisition of DMR will be accretive to the Company.

The proposed transaction is subject to Ferraris receiving shareholder approval and other customary closing and regulatory conditions.

About Del Mar Reynolds

Del Mar Reynolds is a leading designer, manufacturer and seller of non-invasive diagnostic cardiology monitoring solutions for hospitals and clinics worldwide. Additionally, the company provides ECG laboratory services to pharmaceutical companies undertaking clinical trials, whereby patient ECG data are recorded, analyzed, tabulated and interpreted.

The company specializes in Holter monitoring products including Holter recorders, stress systems, ECG machines, trans-telephonic ECG monitoring, ambulatory blood pressure monitoring, event recording, apnea monitoring and information management systems. The business employs approximately 233 personnel in its five offices located in the UK, Germany and the United States.

Del Mar Reynolds is currently a wholly-owned subsidiary of Ferraris, a UK public company listed in the Official List of the London Stock Exchange.

About Spacelabs Healthcare, Inc.

Spacelabs Healthcare (www.spacelabshealthcare.com) is an international developer, manufacturer and distributor of medical equipment and services including patient monitoring solutions, anesthesia delivery and ventilation systems, pulse oximeters and sensors and bone densitometers selling to hospitals, clinics and physicians offices. Additionally, the company provides ECG laboratory services to pharmaceutical companies undertaking clinical trials, whereby patient ECG data are recorded, analyzed, tabulated and interpreted.

The company has established brand names in both medical devices and medical services such as “Spacelabs,” “Blease” and “Dolphin.” The company employs approximately 1,050 personnel in its 14 offices in the UK, Canada, France, Germany, Finland, Singapore and the United States. The company conducts its manufacturing and R&D in India, the UK and the United States.

Spacelabs Healthcare is a subsidiary of OSI Systems, Inc., a US-based, Nasdaq listed company.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our expectations, goals or intentions about the future, including, but not limited to, statements regarding the acquisition of Del Mar Reynolds and the benefits expected to arise following the closing. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the acquisition will close on time or at all, or that, following the close, the combined operations will in fact achieve any of the currently expected benefits, such as expanded product offerings, improved connectivity solutions, increased sales or improvements in the Core Lab business, among other improvements. Other important factors are set forth in the Securities and Exchange Commission filings of OSI Systems, Inc. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.